Exhibit 99.1

News Corp Forms Special Committee to Begin Exploring a Potential
Combination with Fox Corporation

NEW YORK – October 14, 2022 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) announced today that the Company’s Board of Directors, following the receipt of letters from K. Rupert Murdoch and the Murdoch Family Trust, has formed a Special Committee composed of independent and disinterested members of the Board (the “Special Committee”) to begin exploring a potential combination with Fox Corporation (“Fox”) (Nasdaq: FOXA, FOX).

The Special Committee, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, will thoroughly evaluate a potential combination with Fox. The Special Committee has not made any determination with respect to any such potential combination at this time, and there can be no certainty that the Company will engage in such a transaction.

Neither the Company nor the Special Committee intends to comment on or disclose further developments regarding the Special Committee's work unless and until it deems further disclosure is appropriate or required.

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Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this press release due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this press release are made only as of the date of this release. We do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corp
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://www.newscorp.com.

Contacts
News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com

News Corp Corporate Communications
Jim Kennedy
212-416-4064
jkennedy@newscorp.com